As filed with the Securities and Exchange Commission on March 29, 2007
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
__________
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________
RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1766315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Market Street, Suite 2900, St. Louis, Missouri	63101
(Address of principal executive offices)	(Zip Code)

RALCORP HOLDINGS, INC.
2007 INCENTIVE STOCK PLAN AND
DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
(Full title of the plan)

Charles G. Huber, Jr., Corporate Vice President,
General Counsel and Secretary
RALCORP HOLDINGS, INC.
800 Market Street
Suite 2900
St. Louis, Missouri 63101
(Name and address of agent for service)
Telephone number of agent for service: 314-877-7000

Approximate date of proposed commencement of sales pursuant to the Plan: March 30, 2007

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering	Amount of registration fee
Ralcorp Holdings, Inc.	1,979,507	$63.04 (2)	$124,788,121	$2,904 (5)
Common Stock $.01 par value	Shares (1)

Deferred Compensation Obligations (3)	$2,578,731(4)	N/A	$2,578,731(4)	$80

			Total Registration Fee	$2,984

Notes: (1) The shares registered under this Registration Statement represent 1,500,000 shares authorized for registration upon approval of the Registrant’s 2007 Incentive Stock Plan plus 479,507 shares remaining under the Registrant’s 2002 Incentive Stock Plan. The 479,507 shares under the 2002 Incentive Stock Plan were previously registered on the Registrant’s Form S-8 Registration Statement Number 333-91328 and remain unreserved for awards. Immediately upon the effectiveness of this Registration Statement, the 479,507 shares of Common Stock previously registered on Registration Statement No. 333-91328 will be deregistered. (2) The proposed maximum offering price has been estimated solely for purposes of computing the Registration Fee pursuant to Rule 457 (h). The price used represents the average of the high and low transaction prices of the Registrant’s Common Stock per share as reported on the New York Stock Exchange on March 28, 2007. (3) Deferred Compensation Obligations to which this Registration Statement relates are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Registrant’s Deferred Compensation Plan for Key Employees, as amended. (4) Pursuant to Rule 457(h), estimated solely for the purposes of determining the Registration Fee. (5) The registration fee does not include the dollar amount previously paid by the Registrant for 479,507 shares remaining under the 2002 Incentive Stock Plan previously registered under Form S-8 Registration Statement Number 333-91328 on June 27, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the United States Securities and Exchange Commission by Ralcorp Holdings, Inc. (the “Company”) are incorporated herein by reference and made a part hereof:

•	Our Annual Report on Form 10-K for the Fiscal Year ended September 30, 2006;
•	Our Quarterly Report on Form 10-Q for the Fiscal Quarter ended December 31, 2006;
•
Our current reports on Form 8-K filed on October 4, 2006, October 24, 2006, October 25, 2006, November 2, 2006, November 9, 2006, November 16, 2006, January 8, 2007, January 24, 2007, February 7, 2007, February 13, 2007, February 16, 2007, March 9, 2007 and March 22, 2007; and

•	The description of the Company’s Common Stock contained in our 1934 Act Registration Statement on Form 10 as amended on February 3, 1997.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Deferred Compensation Obligations being registered under this Registration Statement may be offered to certain eligible employees under the Deferred Compensation Plan for Key Employees, as amended, (the “Plan”). The Plan permits participants to defer cash incentive compensation into a deferred cash account. Participants must allocate amounts in their deferred cash accounts among various investment alternatives under the Plan, which may include an account whose return approximates the return on the Company’s Common Stock. Investments in accounts reflecting the return of the Company’s Common Stock can be distributed in shares of Common Stock registered under this Registration Statement. The value of each deferred cash account balance is adjusted to reflect the investment experience of the selected funds.

Amounts credited to the deferred cash accounts are payable to the participant on a date the participant selects at the time of the deferral but must be made or commenced by the time the participant reaches age 70. Distributions may be made in a lump sum or in installments and may be accelerated if the participant terminates employment with the Company. Under limited circumstances and subject to certain penalties, participants may accelerate or postpone distribution out of deferred cash stock accounts or select an alternate form of distribution.

Rights in the Deferred Compensation Plan, including the right to receive distributions under the Plan, cannot be alienated, sold, assigned, pledged or encumbered except by a designation of beneficiary under the Plan or to the personal representative, executor or administrator of the Participant’s estate.

The Deferred Compensation Obligations of the Company are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unregistered indebtedness of the Company which maybe outstanding from time to time. The foregoing is a brief description of the Deferred Compensation Obligations. The official provisions of the Plan are contained in the Plan which is controlling in the event of a discrepancy.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the securities being registered has been passed upon for the Company by Charles G. Huber, Jr., Vice President, General Counsel and Secretary for the Company. Mr. Huber is paid a salary and bonus by the Company, owns shares of the Company’s Common Stock, holds options to purchase shares of such Common Stock and participates in various employee benefit plans of the Company. Mr. Huber will be eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers

The Company is a Missouri corporation. Under the Missouri indemnification statute and the Company’s Restated Articles of Incorporation, Ralcorp must indemnify any person who is or was a director or officer of the Company, or as a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company), by reason of the fact that he is or was serving in such capacity, provided that such person’s conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. (Section 351.355 of the Missouri General and Business Corporation Law)

The foregoing represents a summary of the general effect of Missouri law and the Company’s Restated Articles of Incorporation for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in the Missouri statutes, the Company’s Restated Articles of Incorporation and its pertinent insurance contracts.

The Company has directors’ and officers’ insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Company’s Restated Articles of Incorporation. The Company has entered into indemnification contracts with the Company’s directors and officers whereby the Company would agree to indemnify them in substantively the same manner as provided in the Company’s Restated Articles of Incorporation and to advance expenses of matters covered by the indemnification contracts.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Reference is made to the Exhibit Index.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution of Company Common Stock not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri, as of the 29 day of March, 2007.

RALCORP HOLDINGS, INC.

By:	/s/ Charles G. Huber, Jr.
Charles G. Huber, Jr.
Corporate Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles G. Huber, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities described as of March 29, 2007.

Signature	Title

/s/ William P. Stiritz	Chairman of the Board
William P. Stiritz

/s/ Bill G. Armstrong	Director
Bill G. Armstrong

/s/ David R. Banks	Director
David R. Banks

/s/ Jack W. Goodall	Director
Jack W. Goodall

/s/ Richard A. Liddy	Director
Richard A. Liddy

/s/ Joe R. Micheletto	Director
Joe R. Micheletto

/s/ Kevin J. Hunt	Director and Co-Chief Executive Officer and President
Kevin J. Hunt	(Principal Executive Officer)

/s/ D. P. Skarie	Director and Co-Chief Executive Officer and President
D. P. Skarie	(Principal Executive Officer)

/s/ Thomas G. Granneman	Corporate Vice President and Controller
Thomas G. Granneman	(Principal Financial Officer)

EXHIBIT INDEX

*4.1	Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (filed as Exhibit 99.2 to the Company’s Form 8-K filed on February 13, 2007).

*4.2	Ralcorp Holdings, Inc. Amended and Restated Deferred Compensation Plan for Key Employees (filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ending September 30, 2005).

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5).

24	Power of Attorney (included under signature).

*	Incorporated by reference.